Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

John B. Green

Senior Vice President and Chief Financial Officer

(508) 370-5279 or jack.green@gtc-bio.com

GTC BIOTHERAPEUTICS REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

FRAMINGHAM, MA – May 12, 2010 — GTC Biotherapeutics, Inc. (“GTC”, OTCBB: GTCB) today reported its financial results for the first fiscal quarter ended April 4, 2010. The total net loss for the first quarter was $7.7 million, or $0.26 per share, compared to $10.4 million, or $0.99 per share, for the first quarter of 2009.

“GTC has continued to make good operational progress in its key programs during the first quarter,” stated Geoffrey Cox, Ph.D., Chairman, President and CEO of GTC Biotherapeutics. “Of particular importance are the preparations for the Phase I study for rhFVIIa which is on track for initiation in this second quarter.”

Program Updates:

Factor VIIa

GTC, together with its collaboration partner LFB Biotechnologies, has established the transgenic rabbit production system for its human coagulation factor VIIa (rhFVIIa) program and is well advanced in the preparations to initiate a Phase I study in the 2nd quarter of 2010. This is planned to be a safety, pharmacokinetic and pharmacodynamic study of rhFVIIa in comparison with NovoSeven®, in normal healthy volunteers. On the basis of current plans, GTC expects to have results from this study in the fourth quarter of 2010.

Alpha-Fetoprotein (AFP)

GTC in-licensed the AFP program in the middle of 2009 and has established a herd of goats that produce this protein in significant quantities in their milk. Animal model tests are currently being conducted that are considered to be predictive for efficacy in autoimmune diseases such as myasthenia gravis and multiple sclerosis. GTC’s plan is to initiate a Phase II study in myasthenia gravis in the second half of 2010 providing a partnering arrangement has been obtained.

ATryn®

Lundbeck Inc.( Lundbeck), continues its commercialization of ATryn® in the hereditary deficiency indication in the USA. In addition, GTC is seeking to develop a protocol for a pivotal study in patients with acquired antithrombin deficiency who are undergoing cardiac surgery, with the objective of imitating a clinical trial in this indication in the second half of 2010.

In Europe, GTC is seeking to establish an alternative partnering arrangement for the commercialization and further development of ATryn® following the termination of GTC’s contract with LEO Pharma. At this time there is no final decision in the LEO arbitration proceedings which GTC initiated with the International Chamber of Commerce.

Monoclonal Antibodies and Follow-on Biologics

GTC, together with its collaboration partner LFB, has established transgenic goat production systems for the production of TG20, a monoclonal antibody that targets CD20. TG20, which is not identical to Rituximab (Rituxan®), has demonstrated in in-vitro studies that it has an approximately 10-fold greater antibody dependent cell-mediated cytotoxicity, referred to as ADCC, than Rituximab. This may translate into improved efficacy or reduced dosage in hematologic malignancies. GTC is seeking a partner to support its share of the commercialization and clinical development of TG20.

GTC has established production animals which express Trastuzumab (Herceptin®) in their milk, and this protein is currently being characterized. GTC is also developing transgenic animals for the production of Adalimumab (Humira®), and, together with our collaboration partner AgResearch in New Zealand, transgenic animals for the production of Cetuximab (Erbitux®). For each of these products we will be seeking partners to support further clinical development and commercialization.

This portfolio of product candidates addresses markets with total annual sales currently in excess of $16 billion. For our product candidates addressing oncology indications, the natural glycosylation of the transgenic production system may provide advantages in ADCC. GTC plans to characterize each of these proteins as they become available and to initiate non-clinical studies in support of future partnering activities.

Other Financial Results

Revenues were approximately $346,000 for the current quarter, compared to approximately $198,000 for the first quarter of 2009. First quarter revenues in 2010 were primarily from the ATryn® program with Lundbeck as well as from GTC’s program with PharmAthene for services provided for their Protexia® program.

Costs of revenue and operating expenses were $7.6 million for the current quarter, compared to $9.7 million for the first quarter of 2009, a decrease of 22% year-over-year. As previously reported, the reduction in force that GTC implemented in the fourth quarter of 2009, together with other expense reductions, is expected to produce approximately $6 million in expense savings in 2010.

Research and development expenses were $4.8 million for the current quarter compared to $7 million for the first quarter of 2009. The year-over-year decrease in research and development expense included a $2.2 million increase in spending on our joint development programs with LFB (recombinant factor VIIa, recombinant factorIX, recombinant alpha-1 antitrypsin and CD-20 monoclonal antibody), offset by $1.9 million of LFB funding of the joint program expenses as well as a $1.9 million decrease in spending on the ATryn® program and a net reduction of approximately $600,000 in other development programs.

Selling, general and administrative expenses were $2.8 million for the current quarter, compared to $2.5 million for the first quarter of 2009. The year-over-year increase in expense was primarily due to consulting expenses incurred for partnering and financing efforts.

For comparison purposes, the per share results mentioned above for all periods reflect the 1-for-10 reverse stock split effected in May 2009. The weighted average number of shares outstanding increased from 10.4 million shares in the first quarter 2009 to 30.3 million shares in the first quarter 2010 due to the financing activities completed in 2009 as well as the conversion by LFB in January 2010 of its remaining holdings of Series E Convertible Preferred Stock into common stock. GTC had approximately 30.4 million common shares outstanding as of May 6, 2010.

Cash Position

Cash at April 3, 2010 totaled $4.9 million, a $1.1 million increase compared to $3.8 million at January 3, 2010. In February 2010, GTC obtained $7 million of new funding from LFB in the form of a 4%, 36-month term loan with a single payment of principal and interest at maturity. With this new funding from LFB and anticipated receipts from existing partnering agreements, GTC projects that its cash resources will be sufficient to support its operations to the end of the second quarter of 2010, exclusive of future cash proceeds from any potential new partnering agreements or additional financing arrangements.

Transfer to Over-The-Counter Bulletin Board (OTCBB)

On March 19, 2010, GTC transferred trading in its common stock from the NASDAQ Capital Market to the Over-the-Counter Bulletin Board (“OTCBB”), an electronic quotation service operated by the Financial Industry Regulatory Authority (“FINRA”). The symbol for GTC’s common stock remains GTCB; however, in some systems investors will be required to enter GTCB.OB to obtain a quote.

About GTC Biotherapeutics

GTC Biotherapeutics develops, supplies and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in the United States and Europe. ATryn® is the first and only therapeutic product produced in transgenic animals to be approved anywhere in the world.

In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa and IX, which are being developed for the treatment of patients with hemophilia, and recombinant alpha-fetoprotein, which is being developed for the treatment of myasthenia gravis and multiple sclerosis.

GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enable cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the prospects for initiation of clinical studies in the factor VIIa and AFP programs and for additional indications in the ATryn® program, as well as projections regarding the impact of cost savings measures and GTC’s projected cash runway. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K, as updated or supplemented from time to time by those risks and uncertainties included in its other periodic reports as filed with the Securities and Exchange Commission, including the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, the uncertainties associated with conducting clinical studies, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and through additional financing arrangements. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

ATryn® is a registered trademark of GTC Biotherapeutics, Inc.

Erbitux® is a registered trademark of ImClone LLC.

Humira® is a registered trademark of Abbott Laboratories.

Herceptin® and Rituxan® are registered trademarks of Genentech, Inc.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended
	April 4, 2010	March 29, 2009

Revenue
Service revenue	$166	$177
Product revenue	180	21

	346	198

Costs of revenue and operating expenses:
Cost of service revenue	8	266
Cost of product revenue	20	—
Research and development, net of related party reimbursements	4,768	6,968
Selling, general and administrative	2,783	2,509

	7,579	9,743

Loss from operations	$(7,233)	$(9,545)

Other income (expense):	(514)	(809)

Net Loss	$(7,747)	$(10,354)

Net loss per common share (basic and diluted)	$(0.26)	$(0.99)

Weighted average number of shares outstanding (basic and diluted)	30,296	10,407

	April 4, 2010	January 3, 2010
Cash and marketable securities	$4,850	$3,816
Other current assets	4,144	3,615
Property and equipment, (net)	12,141	12,456
Other assets	5,815	6,113

Total assets	$26,950	$26,000

Current liabilities	$15,223	$16,641
Short-term deferred contract revenue	6,847	6,875
Long-term deferred contract revenue	8,065	8,173
Long-term debt	23,926	16,758
Other liabilities	37	37
Shareholders’ deficit	(27,148)	(22,484)

Total liabilities and shareholders’ deficit	$26,950	$26,000